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Exhibit 14

J. CREW

CODE OF ETHICS AND BUSINESS PRACTICES

TABLE OF CONTENTS

Introduction:	2
Reporting Concerns	2
Waivers	2
Conduct in the Workplace:	3
Diversity	3
Discrimination and Harassment	3
Workplace Violence	3
Substance Abuse	3
Relationships at Work	4
Company Investigations	4
Company Information and Assets:	4
Accuracy of Company Records and Financial Integrity	4
Confidential Information	4
Computers, Other Equipment and Network Security	5
Electronic Communications	5
Limited Personal Use of Corporate Resources	6
Bribes & Improper Payments	6
Associate Discount	6
Product Integrity	7
Intellectual Property	7
J.Crew Trademarks	7
Respecting Intellectual Property Rights	7
Conflicts of Interest	7
Outside Employment	7
Gratuities	8
Questions & Clarifications:	8

J.CREW CODE OF ETHICS AND BUSINESS PRACTICES

Introduction:

        Our Code of Ethics and Business Practices is intended to facilitate positive and productive interactions in every place we do business and, in general, it is the responsibility of all associates and Directors to always:

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  Act professionally

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  Treat customers, business partners and each other with respect and consideration

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  Behave in an honest and ethical manner

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  Ensure the accuracy and integrity of the Company's disclosures

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  Comply with all applicable laws where we do business

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  Refrain from disclosing or discussing confidential information

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  Protect Company property and assets

        Each of us here at J.Crew is responsible, both to ourselves and to each other, for ensuring that the highest standards of business conduct are upheld and encouraged. Negative issues typically can be avoided by exercising good judgment. If you are uncertain about what to do in a situation, stop and seek help by referring to the relevant section of this Code or speak with your manager or your Human Resources representative. Compliance with the provisions of this Code is a condition of each associate's employment and any failure to follow these provisions could lead to corrective action, up to and including separation and possible civil and criminal charges.

Reporting Concerns

        As part of our commitment to ethical and legal conduct, the Company expects associates to report information regarding violations of this Code, Company policy or any federal, state or local laws or regulations, or any questionable accounting, auditing, financial reporting or internal controls matter. It is your responsibility to report any known or suspected violation promptly to any of the following:

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  Your manager

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  Your Human Resources representative

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  Legal Department (212.209.8257)

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  Loss Prevention Department (212.209.2740) or your RLPM (stores)

        All reports will be treated confidentially to the extent reasonable and possible under the circumstances. Retaliation against associates reporting concerns in good faith is prohibited. If you feel uncomfortable doing so or believe that your concern has not been adequately addressed, you should report information to the Company's toll-free IMPACT hotline (888.388.8666) where you have the option to remain anonymous. Failure to report knowledge of wrongdoing may result in disciplinary action.

Waivers

        The provisions of this Code may be waived only by the CEO, CFO or Vice President of Human Resources, or, where an executive officer or a Director is involved, by the Board of Directors or a Board Committee. The Company will disclose such waiver to the extent required by law or regulation.

Conduct in the Workplace:

        Associates are expected to uphold the highest standards of professionalism and integrity at all times. Conduct should be governed by sound judgment, consideration of others and respect for the Company and its property. We expect a respectful workplace with associates who are considerate of each other and who always act professionally. We have zero tolerance for any form of workplace violence, harassing, discriminatory or disrespectful behavior. These policies apply to our associates, Directors, applicants, customers, vendors and business partners.

Diversity

        The society we live in is rich with the influences of different cultures. This diverse blending of backgrounds, beliefs and lifestyles is seen in our associates and customers. We place a high value on diversity and are committed to affirmatively providing equal opportunity to all associates and qualified applicants without regard to race, color, ancestry, national origin, religion, sex, marital status, age, sexual orientation, legally protected physical or mental disability or any other basis protected under applicable law. Our policy guides all areas of our employment practices, including recruitment, hiring, compensation, training, promotions, transfers and terminations.

Discrimination and Harassment

        Discrimination and harassment based on race, religion, gender, national origin, age, citizenship, sexual preference, marital status, disability or any other characteristic protected by federal, state or local laws are unlawful and will not be tolerated. Harassment includes slurs and any other offensive remarks, jokes and other graphic, verbal or physical conduct that could create an intimidating, offensive or hostile work environment or adversely affect employment opportunities. In addition, sexual harassment includes unwelcome sexual advances, requests for sexual favors, physical, verbal, visual or electronic conduct of a sexual nature, and any other behavior that is not welcome and personally offensive, or creates an intimidating, offensive or hostile work environment or adversely affect employment opportunities.

        All associates are responsible for promptly reporting any acts of discrimination or harassment that they become aware of to management or Human Resources so that appropriate steps can be taken to resolve the issue. We will promptly and expeditiously investigate all allegations of discrimination and harassment and will, where appropriate, take corrective action up to and including separation. We will also maintain confidentiality to the extent reasonable and possible under the circumstances. Retaliation against any associate who asserts a good faith discrimination or harassment claim or participates in an investigation is prohibited.

Workplace Violence

        One of our primary goals is to provide all associates with a safe, secure workplace with zero tolerance for workplace violence, threats or intimidation against associates by anyone, including customers, vendors or other associates. An act or threat of violence is serious. Any associate who physically or verbally threatens, harasses someone at or from the workplace, or otherwise puts any individual's safety or productivity at risk, will not be tolerated.

Substance Abuse

        We prohibit the possession, use, sale, purchase or transfer of drugs and alcohol on our premises. The use of these substances is inconsistent with associate behavior expectations and undermines the Company's ability to operate effectively.

Relationships at Work

        We strongly recommend that each associate strive to keep relationships at work professional and business related. While we recognize that occasionally two associates may become personally involved, we ask you to consider all alternatives, outcomes, and consequences before proceeding. The same caveat applies to relatives (a domestic partner or any one of the following related by blood, marriage, or adoption: spouse, parent, in-law, child, brother, sister, aunt, uncle, nephew, niece, and cousin). Related associates can create situations that may cause unnecessary pressures, charges of favoritism, and difficulties with morale. If behavior becomes unprofessional at any time, corrective action up to and including separation will occur. In order to avoid any conflict of interest, associates who are romantically involved or are related as outlined above cannot be in a reporting relationship. It is the associates' responsibility to inform their management and Human Resources. The Company reserves the right to reassign or discharge one or both of the associates.

Company Investigations

        We encourage associates to become actively involved in all aspects of our business. This is one way we can ensure that our partnerships are productive and that team members have the information and resources needed to carry out their responsibilities and exceed expectations. This is particularly true when we conduct investigations. All associates are required to cooperate with members of the Human Resources, Legal and Loss Prevention Departments so that issues can be investigated and resolved expeditiously. We will maintain confidentiality of the investigation to the extent reasonable and possible under the circumstances. Retaliation against any associate who participates in good faith in an investigation is prohibited. Failure to cooperate in an investigation will result in corrective action up to and including separation.

Company Information and Assets:

Accuracy of Company Records and Financial Integrity

        Accurate records and financial integrity are essential to our business. All Company records, information and accounts must be accurately maintained at all times and fairly reflect the Company's assets, liabilities and transactions. All of the Company's public disclosures and communications should also be full, fair and accurate, timely and understandable, including all reports filed with or furnished to securities regulators, and accurately reflects our financial performance. Associates are expected to cooperate fully with our independent and internal auditors and management to ensure that the Company fulfills its responsibilities. It is a violation of Company policy to unduly or fraudulently influence, coerce, manipulate or mislead independent or internal auditors regarding our financial statements, accounting practices or internal controls.

        If you have any concerns relating to the Company's accounting, auditing, financial reporting or internal controls, you must promptly inform the CFO or Legal Department or call the Company's toll-free IMPACT hotline. All reports will be treated confidentially to the extent reasonable and possible under the circumstances. Retaliation against associates reporting concerns in good faith is prohibited.

Confidential Information

        Associates are entrusted with valuable confidential information and trade secrets relating to our businesses. Examples of confidential information and materials include financial information; business plans and strategies; sales results; marketing plans and strategies; inventory and pricing information; potential new product lines; future product designs, fabrications and fits; company handbooks and manuals; and personal information regarding associates, vendors and customers. Associates are prohibited from using confidential information other than in the performance of their duties for the Company and are prohibited from disclosing such information to unauthorized individuals in or outside the Company. If you leave the Company for any reason, you must return all confidential information and materials before your last day of employment. Even after your separation, your confidentiality obligations will continue with respect to any confidential information you may have learned during your employment.

        Maintaining the confidentiality of personal information relating to our associates customers, vendors and suppliers is important. Access to these records is limited to those associates who need to use the information in performing their job duties and appropriate steps should be taken to safeguard such information against inappropriate use and disclosure both inside and outside the Company. Salary information, performance assessments, disciplinary action and medical and benefits information are examples of personal confidential information and may be discussed only with management and Human Resources.

Computers, Other Equipment and Network Security

        All computers provided to you or to which you have access are Company property. All communications and information transmitted by, received from, created by or stored in our computers (whether through word processing programs, electronic mail, the Internet or otherwise) are also Company property. In addition, only legitimately purchased "original software", licensed to and/or purchased by us, may be loaded onto our computers.

        The physical security of our computer network and of our environment is the responsibility of all associates. This includes protecting and securing computers and other equipment, and protecting and maintaining the confidentiality and integrity of information used to access our networks (including IDs, passwords, hand-held authentication devices, pass codes and building access key cards). The same precautions must be taken to protect our electronic data, application software and any reports. You should log off the network or activate a password-protected screensaver whenever you leave you computer terminal or data device unattended or unsecured.

        Public electronic networks such as the Internet raise the potential for unauthorized access to email and other files transmitted over such networks. Data security over public networks simply cannot be guaranteed. Therefore, all associates are responsible for ensuring that sensitive information is sufficiently protected before it is routed via the Internet or other public networks. In addition, computer software, email messages and files may contain viruses or other destructive programming that could jeopardize computer and network security. You must use a virus protection software program supplied by us on all computers used to conduct business. Any use of public domain or shareware software must be approved in advance by the IT Department.

Electronic Communications

        Whether communicating face-to-face or by means of electronic communication tools, such as the computer, telephone, fax and voice mail, all associates are responsible for meeting the standards of professional behavior and conduct. Consideration must be given to the sensitivity or confidentiality of all communications. Email messages, computer information, fax communications and voice mail are considered Company property and associates should not have any expectation of privacy. Company policies concerning discrimination and harassment apply fully to the use of these communication tools, including the prohibited use of our computers to send or receive email messages or files that are illegal, sexually explicit, abusive, profane, offensive or inappropriate in any way. Unless prohibited by law, we reserve the right to monitor, access and disclose any of this information as necessary or appropriate for our business purposes.

        In addition to the general etiquette of electronic communications, the use of these devices is subject to special legal requirements in most jurisdictions. Sending technical data via the Internet to another country or, in some instances, to a national or citizen of another country, involves export/import laws of the transmitting and receiving countries. Similarly, many nations restrict certain commercial applications of electronic communications. If you have any questions about what the proper course of conduct is, you should contact the Legal Department.

        Calls to the (900) area code, 576 exchange or similar caller paid services are prohibited. Personal calls should be minimal and brief. Associates must identify any unusual or excessive calls.

Limited Personal Use of Corporate Resources

        Company assets are intended for use in supporting and conducting our business, but associates are permitted limited and reasonable personal use of certain business equipment and systems. When using our corporate resources for personal use, associates are expected to exercise good judgment and keep personal use to a minimum. Personal use of Company resources is limited to basic office services and systems such as telephones, photocopiers, fax machines and personal computers.

        Personal use of Company resources must conform to the following guidelines:

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  It must be in compliance with any governmental laws and regulation and Company policies, standards and guidelines

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  It must not interfere with work responsibilities

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  It must not interfere with required business communications

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  It must not interfere with our ability to compete effectively

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  It must not be used in the support or operation of any other business

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  It must not be used in a manner or for a purpose that would reflect unfavorably upon our reputation, such as use in pursuit of illegal, unethical or otherwise questionable goals

        Occasional limited use of the Internet and other public networks for personal reasons is also permissible. However, you must not use these resources in a manner that could bring liability to or damage our reputation or interfere with your work responsibilities or the responsibilities of others. Additionally, you must also abide by all security procedures and controls to protect the integrity and security of our data and networks. If you have any questions about whether something is a permitted personal use, you should contact your Human Resources representative.

Bribes & Improper Payments

        Associates, Directors and our agents may not give our products, services or funds to any U.S. or foreign government officials or agents for the purpose of receiving special treatment or personal gain. In addition, all associates outside the U.S. and all of our accounting associates must abide by the Foreign Corrupt Practices Act.

Associate Discount

        Associates and their spouses, same sex domestic partners and IRS recognized dependents are entitled to a discount on all J.Crew purchases. Independent members of an associate's family, such as parents or siblings, are not entitled to the discount. Federal tax law requires that the value of any discount extended to a same sex domestic partner be taxed as wages to the associate, and that the Company must include the value of the discount as wage income to the associate.

Product Integrity

        Offering our customers a quality product that we are proud of and will stand behind is central to the Company's business strategy. In addition to our own standards, each item must be produced, packaged, and labeled in full compliance with applicable legal requirements and our marketing and advertising must be truthful.

Intellectual Property

        The Company owns and retains the sole rights to any business-related, merchandise-related designs, improvements, discoveries, or ideas an associate conceives or makes during employment.

J.Crew Trademarks

        Our trademarks are valuable assets. They represent what we are as a brand and we expect all associates to help protect them at all times. In some instances, individuals may attempt to sell counterfeit merchandise using our trademarks. If you find any merchandise bearing any portion of our trademarks on the labels, hang tags, price tags, packaging or otherwise, it is your responsibility to promptly inform the Legal or Loss Prevention Department.

Respecting Intellectual Property Rights

        As much as we consider our intellectual property rights to be important, we also respect the legal intellectual property rights of others in their brands, designs, software and other legally protected materials. Associates are prohibited from making unauthorized copies of material from books, magazines, newspapers, videotapes or software programs. While you may generally make a copy for your own business use, making multiple copies without permission violates copyright laws. For example, copying software may be a copyright violation and must not be done except where specifically permitted by contract or license. Undocumented software and illegal copies of software will not be used, maintained or supported at the Company. It is each associate's responsibility to become familiar with all the restrictions on the use or duplication of software so that any licensing agreement is not violated or compromised. Other types of intellectual property, such as music, literary works, photographs, film, video and other published material may also have legal protection. Before you distribute or copy such property, check with the Legal Department to be sure that the Company has the legal right to do what you propose.

Conflicts of Interest:

        Associates and Directors should avoid any activity that may create an actual or apparent conflict of interest with the Company. A conflict of interest occurs when personal interests interfere with an associate's or Director's ability to exercise judgment objectively in the best interests of the Company. Associates and Directors may not have a financial interest in any organization that does business with the company, except for insignificant holdings of public companies.

Outside Employment

        Associates may not be employed by, or engage in, a business or activity that is in competition with the Company (except non-exempt associates in our distribution centers). Associates who freelance or consult for a company not directly in competition with us may not use our time, facilities, resources or supplies for such work.

Gratuities

        Associates are expected to conduct business in the best interest of the Company, regardless of personal preference. Payments, fees, privileges or favors may not be accepted from any person or organization that is a current vendor or seeks to do business with, or is a competitor of the Company. Goods or services valued above $50 may not be accepted, with the exception of business-related entertainment valued at no more than $100 or holiday gift baskets or flowers within reason as long as they are shared with the entire department. In addition, certain vendor-paid training may be appropriate but only with the prior approval of management. "At cost" or discounted purchases from vendors are also not permitted.

Questions & Clarifications:

        Please note that the provisions contained in this Code of Ethics and Business Practices are only a summary of the Company's policies and that they may be described in greater detail in the Associate Handbook. In addition, there may be additional important policies contained in the Associate Handbook that are not reflected in this Code. You should refer to the Associate Handbook for further clarification or information and you may also direct questions or requests for clarification or information to your Human Resources representative or the Legal Department.

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J.CREW CODE OF ETHICS AND BUSINESS PRACTICES